Exhibit 99.1

       Capstone Turbine Announces Second Quarter Fiscal-Year 2005 Results

     CHATSWORTH, Calif.--(BUSINESS WIRE)--Nov. 4, 2004--Capstone Turbine Corporation (Nasdaq:CPST) (www.microturbine.com) reported results for its second quarter of fiscal year 2005.
     "This period, Capstone set a new record for its highest backlog level since 2001, with 11.3 megawatts of product," said John Tucker, President and CEO of Capstone. "We are pleased that the order rate year-to-date has been right in line with our expectations." Tucker noted, "A year ago, we shipped 11.5 megawatts of product for the full year. This year, for the first six months, we shipped 6.8 megawatts of product and have booked orders for 12.8 megawatts. We believe, based on this performance and the interest we see in the market, that we are on track to achieve our plan."
     Sales for the second quarter, which totaled $3.9 million, included 4.1 megawatts of product sales and $0.9 million from sales of parts, accessories, service and training. The period's sales were nearly 70% stronger than in the same period a year ago when 1.9 megawatts of product were sold and parts, accessories, service and training revenues amounted to $0.7 million. "This quarter, we reported a gross loss of $1.7 million, which was $0.5 million better than the $2.2 million gross loss reported in the second quarter last year," said Karen Clark, Capstone's CFO. The improved gross loss resulted from the contribution margin from the higher sales and a $0.8 million benefit from a warranty accrual adjustment. These were partially offset by higher production costs.
     Operating expenses were $8.1 million for the quarter, compared with $7.0 million in the prior year's second quarter. The increase was driven primarily by increased spending for engineering personnel costs and higher costs in general and administrative for Sarbanes-Oxley compliance work, quality department staffing and recruiting costs.
     Capstone's net loss was nearly identical between the second quarters this year and last year, with this period's reported net loss of $9.1 million as compared with $9.0 million a year ago. The per share net loss was $0.11 in each period.
     "Our cash usage for the second quarter was $9.2 million and year-to-date we have spent $15.9 million," Clark said. "This is on track with our stated expectations that this year's cash outflow is anticipated to be somewhat higher than we've experienced in recent years." For the last two years, Capstone has used cash of approximately $30 million a year. A year ago, in the second quarter, cash spending was $6.4 million. The higher spending in the current year's second quarter reflected higher operating costs, increased usage for working capital and less cash contributed by stock option exercises, partially offset by higher contribution margin from sales and favorable other income. As compared with the first quarter of this year, cash usage this period was $2.4 million higher. Last quarter we received a benefit of collecting a $1.8 million receivable from the government, and also had higher receipts from stock option exercises and used less cash for working capital.
     Cash and cash equivalents at the end of the period were $86.4 million.

     Conference Call

     The Company will host a conference call today, Thursday, November 4, at 2:00 p.m. Pacific Time. Access to the live broadcast and a replay of the webcast will be available for 90-days through the Company's website:
www.microturbine.com.

     About Capstone Turbine

     Capstone Turbine Corporation (www.microturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems. In 1998, Capstone was the first to offer commercial energy products utilizing microturbine technology, the result of more than ten years of focused research. Capstone Turbine has sold and shipped more than 2900 Capstone MicroTurbine systems to customers worldwide. These award-winning systems have logged more than 7 million hours of documented operation.

     This press release contains "forward-looking statements," as that term is used in the federal securities laws, about Capstone's business, with regard to, among other items, sales expectations, achievement of objectives, and cash flow expectations. Forward-looking statements may be identified by words such as "believe," "expects," "objective," "intend," "targeted," "plan," "on track" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Many of these risks and uncertainties are described in our periodic filing with the Securities and Exchange Commission. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

     "Capstone Turbine Corp" is a registered trademark of Capstone Turbine Corporation.


                     CAPSTONE TURBINE CORPORATION
                      CONSOLIDATED BALANCE SHEETS
                              (Unaudited)

                                           September 30,    March 31,
                                                2004          2004
                                           ------------- -------------

                  Assets

Current Assets:
 Cash and cash equivalents                  $86,433,000  $102,380,000
 Accounts receivable, net of allowance for
  doubtful accounts and sales returns of
  $561,000 at September 30, 2004 and
  $479,000 at March 31, 2004                  1,323,000     4,170,000
 Inventory                                    9,795,000     7,893,000
 Prepaid expenses and other current assets    1,115,000     1,099,000
                                           ------------- -------------
  Total current assets                       98,666,000   115,542,000
                                           ------------- -------------
Equipment and Leasehold Improvements:
 Machinery, equipment, and furniture         19,019,000    20,877,000
 Leasehold improvements                       8,533,000     8,499,000
 Molds and tooling                            4,471,000     4,363,000
                                           ------------- -------------
                                             32,023,000    33,739,000
 Less accumulated depreciation and
  amortization                               18,928,000    18,718,000
                                           ------------- -------------
  Total equipment and leasehold
   improvements                              13,095,000    15,021,000
                                           ------------- -------------

Non-Current Portion of Inventory              2,401,000     3,936,000
Intangible Asset, Net                         1,559,000     1,694,000
Other Assets                                    352,000       352,000
                                           ------------- -------------
  Total                                    $116,073,000  $136,545,000
                                           ============= =============

   Liabilities and Stockholders' Equity

Current Liabilities:
 Accounts payable                            $3,552,000    $2,790,000
 Accrued salaries and wages                   1,271,000     1,664,000
 Other accrued liabilities                    1,982,000     2,043,000
 Accrued warranty reserve                    10,775,000    11,695,000
 Deferred revenue                             1,310,000     1,166,000
 Current portion of notes payable                19,000       582,000
                                           ------------- -------------
  Total current liabilities                  18,909,000    19,940,000
                                           ------------- -------------

Long-Term Portion of Notes Payable and
 Capital Lease Obligations                       74,000        13,000

Other Long-Term Liabilities                     970,000     1,149,000

Commitments and Contingencies                        --            --

Stockholders' Equity:
 Preferred stock, $.001 par value;
  10,000,000 shares authorized; none
  issued                                             --            --
 Common stock, $.001 par value;
  415,000,000 shares authorized;
  85,285,708 shares issued and
  84,734,500 shares outstanding
  at September 30, 2004;  85,025,817
  shares issued and 84,474,609 shares
  outstanding at March 31, 2004                  85,000        85,000
 Additional paid-in capital                 530,679,000   530,394,000
 Accumulated deficit                       (433,701,000) (414,020,000)
 Deferred stock compensation                   (430,000)     (503,000)
 Less treasury stock, at cost; 551,208
  shares                                       (513,000)     (513,000)
                                           ------------- -------------
   Total stockholders' equity                96,120,000   115,443,000
                                           ------------- -------------
   Total                                   $116,073,000  $136,545,000
                                           ============= =============


                     CAPSTONE TURBINE CORPORATION
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)

                          Three                        Six
                       Months Ended                Months Ended
                       September 30,               September 30,
                 ------------------------  ---------------------------
                     2004         2003          2004          2003
                 ------------ -----------  ------------- -------------
Revenues          $3,925,000   $2,347,000    $6,880,000    $6,479,000
Cost of Goods
 Sold              5,625,000    4,551,000    10,715,000    11,290,000
                 ------------ -----------  ------------- -------------
Gross Loss        (1,700,000)  (2,204,000)   (3,835,000)   (4,811,000)

Operating Expenses:
  Research and
   development     2,919,000    2,402,000     6,333,000     4,852,000
  Selling,
   general and
   administrative  5,193,000    4,643,000    10,401,000     9,319,000
                 ------------ -----------  ------------- -------------
      Total
       operating
       costs and
       expenses    8,112,000    7,045,000    16,734,000    14,171,000
                 ------------ -----------  ------------- -------------
Loss from
 Operations       (9,812,000)  (9,249,000)  (20,569,000)  (18,982,000)
Interest Income      315,000      309,000       559,000       709,000
Interest Expense     (15,000)     (52,000)      (35,000)     (116,000)
Other Income         365,000            -       366,000        (1,000)
                 ------------ -----------  ------------- -------------
Loss Before
 Income Taxes     (9,147,000)  (8,992,000)  (19,679,000)  (18,390,000)
Provision for
 Income Taxes              -            -         2,000             -
                 ------------ -----------  ------------- -------------
Net Loss         $(9,147,000) $(8,992,000) $(19,681,000) $(18,390,000)
                 ============ ============ ============= =============
Weighted Average
 Common Shares
 Outstanding      84,358,761   81,788,427    84,299,279    81,511,505
                 ============ ============ ============= =============
Net Loss Per
 Share of Common
 Stock - Basic
 and Diluted     $     (0.11) $     (0.11) $      (0.23) $      (0.23)
                 ============ ============ ============= =============


                     CAPSTONE TURBINE CORPORATION
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Unaudited)

                                                Six months Ended
                                                  September 30,
                                           ---------------------------
                                                2004          2003
                                           ------------- -------------
Cash Flows from Operating Activities:
  Net loss                                 $(19,681,000) $(18,390,000)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
     Depreciation and amortization            2,589,000     3,217,000
     Provision for doubtful accounts and
      sales returns                              81,000       336,000
     Inventory write-down/(recovery)           (181,000)     (181,000)
     Provision for warranty expenses            675,000     1,626,000
     Loss on disposal of equipment               30,000       217,000
     Non-employee stock compensation             53,000        24,000
     Employee deferred stock-based
      compensation                               73,000        13,000
     Employee and director stock
      compensation                                4,000       314,000
     Changes in operating assets and
      liabilities:
       Accounts receivable                    2,766,000       664,000
       Inventory                               (186,000)    2,330,000
       Prepaid expenses and other current
        assets                                  (16,000)     (752,000)
       Accounts payable                         762,000      (430,000)
       Accrued salaries and wages and
        severance                              (491,000)      (79,000)
       Other accrued liabilities               (142,000)      179,000
       Accrued warranty reserve              (1,595,000)   (2,087,000)
       Deferred revenue                         144,000       564,000
                                           ------------- -------------
          Net cash used in operating
           activities                       (15,115,000)  (12,435,000)
                                           ------------- -------------
Cash Flows from Investing Activities:
  Acquisition of and deposits on fixed
   assets                                      (472,000)     (679,000)
  Proceeds from disposal of fixed assets          1,000        26,000
                                           ------------- -------------
          Net cash used in investing
           activities                          (471,000)     (653,000)
                                           ------------- -------------
Cash Flows from Financing Activities:
  Repayment of capital lease obligations       (589,000)     (730,000)
  Exercise of stock options and employee
   stock purchases                              228,000     1,275,000
  Acquisition of treasury stock                       -       (92,000)
                                           ------------- -------------
          Net cash (used in)/provided by
           financing activities                (361,000)      453,000
                                           ------------- -------------
  Net Decrease in Cash and Cash Equivalents (15,947,000) (12,635,000) Cash and Cash Equivalents, Beginning of
   Period                                   102,380,000   132,584,000
                                           ------------- -------------
  Cash and Cash Equivalents, End of Period  $86,433,000  $119,949,000
                                           ============= =============
Supplemental Disclosures of Cash Flow
 Information:
  Cash paid during the period for:
     Interest                                   $35,000      $116,000
     Income taxes                                $2,000      $      -


     CONTACT: Capstone Turbine Corporation
              General Media Inquiries:
              Keith Field, 818-734-5465
              or
              Investor and Investment Media Inquires:
              Cindy Martinez, 818-407-3643